EMPLOYMENT AGREEMENT

        This Employment Agreement (the “Agreement”) is made and entered into as of the 16th day of September, 2002 (the “Effective Date”), by and between Magnum Hunter Resources, Inc., a Nevada corporation (“Magnum Hunter”) and its affiliates, Gruy Petroleum Management Co., a Texas corporation and a wholly-owned subsidiary of Magnum Hunter, (collectively, the “Employer”) and M. Bradley Davis (“Employee”).

        WHEREAS, the Board of Directors of the Employer (the “Board”) recognizes that it is important to attract, hire and retain key officers and management personnel;

        WHEREAS, the Board also recognizes that, in the event of a Change in Control (as hereinafter defined), significant distractions of its key management and operations personnel can result because of the uncertainties inherent in such a situation;

        WHEREAS, the Board has determined that it is essential and in the best interest of the Employer and its stockholders to retain officers and key employees in the event of a threat or occurrence of Change in Control and to ensure their continued dedication and efforts in such event without undue concern for their personal, financial and employment security; and

        WHEREAS, in order to induce qualified candidates to accept employment with the Employer and to remain in the employ of the Employer in the event of a threat or the occurrence of a Change in Control, the Employer desires to enter into this Agreement with the Employee.

        NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Employment. Employer hereby employs Employee and Employee hereby accepts employment with Employer upon the terms and conditions hereinafter set forth.

2.	Duties. Employee shall serve the Employer as Senior Vice President — Capital Markets & Corporate Development of the Employer with such responsibilities as shall be determined from time to time by the Chief Executive Officer and the Board; provided, however, that all duties assigned to Employee hereunder shall be commensurate with the skill and experience of Employee. Employee agrees to devote all of his professional time, attention, skills, benefits and best efforts to the performance of his duties hereunder and to the promotion of the business and interests of Employer.

3.	Term. This Agreement shall become effective on the Effective Date, and shall continue, unless earlier terminated in accordance with the terms of this Agreement, for a period of three (3) years commencing on the Effective Date. This Agreement shall thereafter be automatically renewed for a period of six (6) months, unless earlier terminated as provided herein, and unless one party has given written notice to the other party of its or his intention not to renew this Agreement at least thirty (30) days prior to the expiration of its then current term (the “Term”).

4.	Compensation. As compensation for his services rendered under this Agreement, Employee shall be entitled to receive the following:

(a)	Base Salary. During the Term, Employee shall initially be paid an annual salary of One Hundred Fifty Thousand and No/100 dollars ($150,000.00) per annum (the “Base Salary”) payable in equal payments twice a month for a total of twenty-four (24) payments per year. The Base Salary may be increased or decreased as the Board may determine from time to time, however in no event will the Base Salary be less than One Hundred Fifty Thousand and No/100 dollars ($150,000.00);

(b)	Acceptance Bonus. Employee shall be paid an acceptance bonus of Twenty- Five Thousand Dollars ($25,000) payable upon the effective date of this Agreement;

(c)	Performance Bonus. Employee shall be guaranteed a performance bonus not to exceed Thirty-Seven Thousand Five Hundred Dollars ($37,500) due and payable on or about March 31, 2003. An additional payment of up to Thirty-Seven Thousand Five Hundred Dollars ($37,500) will be due and payable based upon meeting a minimum average stock price of $10.50 per share for any thirty (30) consecutive trading day period preceding June 30, 2003. Such additional payment will be pro-rated should the minimum average stock price not be achieved. A $7.50 average floor price and a $10.50 average ceiling price will be the range; i.e. an average stock price of $9.00 per share would equate to 50% or $18,750 of the guaranteed performance bonus becoming due and payable.

Notwithstanding the above, the Employee’s eligibility to earn any bonus to be paid under this Agreement, will be contingent upon the physical move of the Employee and his family to the Dallas/Ft. Worth metroplex on or before January 15, 2003;

(d)	Annual Bonus. Expressly conditioned on the Employee being employed on the last day of the fiscal year of the Employer, the Employee may receive a bonus in an amount determined solely by the unanimous approval of the compensation committee of the Employer and the Board, in their sole discretion, taking into account other forms of bonuses referred to in this Agreement;

(e)	Automobile and Telephone. During the Term, Employee shall be entitled to an automobile allowance in the amount of Five Hundred dollars ($500.00) per month and shall be given a cellular telephone for Employer business use at no cost to the Employee;

(f)	Expenses. Employer shall reimburse Employee for all reasonable and necessary out-of-pocket travel and other expenses incurred by Employee in rendering services required under the terms of this Agreement, promptly after submission, on a monthly basis, of a detailed statement of such expenses and reasonable documentation;

(g)	Benefits. During the Term, Employee shall be entitled to receive such group benefits as Employer may provide to its other employees at comparable salaries and responsibilities to those of Employee;

(h)	Stock Options. Employee shall be initially granted stock options to acquire Fifty Thousand (50,000) shares of the Company’s common stock with a five (5) year vesting schedule and an exercise price equal to $5.45 per share. The form of stock option agreement shall be the same form as provided to all other employees of the Employer during 2002.

An option to purchase an additional One Hundred Thousand (100,000) shares of common stock will be granted to the Employee at an exercise price equal to $5.45 per share, the vesting of which will be only triggered by certain stock price objectives detailed as follows:

Stock Price Average*	Vesting Percent
$7.50 or greater	20%
$9.00 or greater	40%
$10.50 or greater	60%
$12.00 or greater	80%
$13.50 or greater	100%

* Stock price average is the closing price as reported on the NYSE for any thirty (30) consecutive trading days.

Should a sufficient number of shares of common stock as called for under this section not be readily available under the Employer’s existing 2001 Stock Option Plan, then the granting of such stock options to the holder will be subject to shareholder approval at the next yet to be determined shareholder meeting date (excluding September 19, 2002) which is presently anticipated to occur on or about the month of June 2003;

(i)	Reimbursement of Moving Expenses. Employee shall be reimbursed up to a maximum of Fifty Thousand Dollars ($50,000) for all reasonable and necessary out-of-pocket travel and other expenses incurred by the Employee moving to the Dallas/Ft. Worth metroplex. At the Employee’s option, the Employee may be reimbursed for such expenses or may cause the provider of such services to bill the Employer directly; (j) Country Club Membership. The Employee shall be reimbursed for expenses of up to Two Hundred Fifty Dollars ($250) per month for a business or country club membership of the Employee’s choosing.

Except as provided in Section 7, the compensation set forth in this Section 4 will be the sole compensation payable to Employee and no additional compensation or fee will be payable by Employer to Employee by reason of any benefit gained by the Employer directly or indirectly through Employee’s efforts on Employer’s behalf, nor shall Employer be liable in any way for any additional compensation or fee unless Employer shall have expressly agreed thereto in writing.

    5.        Confidentiality; Covenants Not-To-Compete.

(a)	Acknowledgment of Proprietary Interest. Employee acknowledges and agrees that he has had access to proprietary information and also recognizes the sole proprietary interest of Employer in any Trade Secrets (as hereinafter defined) of Employer. Employee further acknowledges and agrees that any and all Trade Secrets of Employer, learned by Employee during the course of his employment by Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, is and shall be the property of Employer. Employee further acknowledges and understands that his disclosure of any Trade Secrets of Employer will result in irreparable injury and damage to Employer. As used herein, “Trade Secrets” means all non-public confidential and proprietary information of Employer whether embodied in writing, a computer disk, video or magnetic tape, CD-Rom or in other form, relating to the business, operations or affairs of Employer and, any other confidential information that Employee may then possess or have under Employee’s control, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, mailing lists, financial projections, any information regarding Employer’s oil and gas properties, maps, plats, surveys, geophysical and geological data, cost summaries, pricing formula, reports, studies, well logs, production data, land and title records, leases and all other materials, or information prepared, compiled, evaluated, interpreted or performed, for or by Employer. “Trade Secrets” also includes confidential information related to the business, products or sales of Employer or Employer’s customers or other business relationships.

(b)	Covenants Not-To-Divulge Trade Secrets. Employee acknowledges and agrees that Employer is entitled to prevent the disclosure of Trade Secrets of Employer. As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the term of this Agreement and for three (3) years thereafter to hold in strictest confidence and not to disclose or allow to be disclosed to any person, firm, or corporation, other than to persons engaged by Employer to further the business of Employer, Trade Secrets of Employer, without the prior written consent of Employer, including Trade Secrets developed by Employee. Notwithstanding the foregoing, Employee shall not be obligated to keep secret and not to disclose or allow to be disclosed knowledge or information (a) which has become generally known to the public through no wrongful act of Employee; (b) which has been rightfully received by Employee from a third party which to Employee’s knowledge was received without restriction on disclosure and not in violation of any confidentiality obligation of said third party; (c) which has been approved for release without restriction as to use or disclosure by written authorization of Employer; or (d) which has been disclosed pursuant to a requirement of a governmental agency or of law without similar restrictions or other protections against public disclosure, or which disclosure is required by operation of law. Without limiting the generality of the foregoing, Employee agrees to affirmatively take such precautions as Employer may reasonably request or Employee reasonably believes are appropriate to prevent the disclosure, copying or use of any of the computer software programs, data bases or other such information now existing or hereafter developed to any person or for any purpose not specifically authorized by Employer.

(c)	Abide by Third Party Confidentiality Agreements. Employee acknowledges that Employer enters into confidentiality agreements with third parties. Without limiting the generality of the foregoing, Employee agrees to abide by the terms and conditions of such confidentiality agreements during the term of this Agreement for a period beginning on the Effective Date and ending three (3) years following the Employee’s termination of employment with the Employer for any reason.

(d)	Return of Materials at Termination. In the event of any termination of this Agreement for any reason whatsoever, Employee will promptly deliver to Employer all documents, data and other information pertaining to Trade Secrets. Employee shall not take any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Trade Secrets.

(e)	Competition During the Term of this Agreement. From the period beginning on the Effective Date and ending two (2) years following the Employee’s voluntary termination of employment with the Employer:

    (i)        Employee shall not, directly or indirectly, either for himself or any other person, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, or be employed by, associated with, or in any manner connected with, lend Employee’s credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the oil and gas exploration and production activities or the Employer in the southwestern and southeastern portions of the United States and the Gulf of Mexico (including any offshore activities) and any other business which Employer is involved in or pursuing in the regions in which Employer is conducting such activities at the time of Employee’s termination; provided, however, that (aa) this Section 5(e) shall not prohibit Employee from purchasing or holding an equity interest of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) whether or not such securities are listed on any national or regional securities exchanges or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (bb) this Section 5(e) shall not prohibit Employee from engaging in any such activities unless such Employee is using Employer’s Trade Secrets in connection therewith.

    (ii)        Employee shall not, directly or indirectly, either for himself or any other person (A) solicit, induce, recruit, or attempt to solicit, induce or recruit any employee of the Employer or to leave the employ of the Employer, (B) in any way interfere with the relationship between the Employer and any employee thereof, (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of the Employer or (D) induce or attempt to induce any customer, representative, supplier, licensee or business relation of the Employer to cease doing business with the Employer, or in any way interfere with the relationship between any customer, representative, supplier, licensee or business relation of the Employer.

    (iii)        Employee shall not, directly or indirectly, either for himself or any other person, do business with or solicit the business of any person known to Employee to be a customer of, or potential customer of, the Employer, whether or not the Employee had personal contact with such person, with respect to products, services or other business activities which compete in whole or in part with the products, services or other business activities of the Employer.

(f)	Tolling of Statute of Limitations. In the event of a breach by Employee of any covenant set forth in Section 5 above, the term of such covenants shall be extended by the period of the duration of such breach.

(g)	Reasonableness of Terms. The time, scope, geographic area and other provisions hereof are reasonable and are necessary under the circumstances to protect the Employer and to enable the Employer to receive the benefit of this bargain under this Agreement.

(h)	Reformation. If a court of competent jurisdiction determines that the limitations as to time, geographical area or scope of activity to be restrained contained herein are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Employer, then the parties agree that such court should (and Employee will request such court to) reform this Agreement to the extent necessary to cause the limitations contained herein as to time, geographical area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interests of the Employer and such court then shall enforce this Agreement as reformed.

6.	Prohibition of Disparaging Remarks. Employee shall, during the term of this Agreement, refrain from making disparaging, negative or other similar remarks concerning Employer, any of its subsidiaries or other affiliated companies or any of their directors, officers or key employees, to any third party that causes substantial harm to Employer, except to the extent that Employee is required to make such remarks (a) by applicable law or regulation or judicial or regulatory process or (b) in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby or thereby. Similarly, Employer shall, during the term of this Agreement, refrain from making disparaging, negative or other similar remarks concerning Employee to any third party except to the extent that Employer is required to make such remarks (a) by applicable law or regulation or judicial or regulatory process or (b) in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby or thereby. In view of the difficulty of determining the amount of damages that may result to the parties hereto from the breach of the provision of this Section 6, it is the intent of the parties hereto that, in addition to monetary damages, any non-breaching party shall have the right to prevent any such breach in equity or otherwise, including without limitation prevention by means of injunctive relief.

7.	Termination Events.

(a)	This Agreement and the employment relationship created hereby shall terminate upon the occurrence of any of the following events:

(i)	The expiration of the Term or any renewal period as set forth in Section 3 above, provided that either Employee or Employer has given at least thirty (30) days prior written notice to the other party of such party’s intention not to renew;

(ii)	The death of Employee;

(iii)	The “Disability” (as hereinafter defined) of Employee;

(iv)	Written notice from Employer to Employee of termination for “Just Cause” (as hereinafter defined); or

(v)	Thirty (30) days written notice by Employee to Employer for “Good Reason” (as hereinafter defined) provided that the event constituting Good Reason occurs within two (2) years of a “Change in Control” (as hereinafter defined).

(b)	Definitions.

(i)	For purposes of Section 7(a)(iii) above, the “Disability” of Employee shall mean a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties under this Agreement for a period of 120 consecutive days or for 120 days out of any 150 consecutive day period.

(ii)	For purposes of Section 7(a)(iv) above, “Just Cause” shall mean:

(1)	the failure of Employee to diligently or effectively perform his duties under this Agreement;

(2)	If Employee has been accused of sexually-harassing another individual and such accusation is either confirmed by Employer upon its own investigation or confirmed by a finding of a court of competent jurisdiction or the EEOC;

(3)	the commission by Employee of any act involving moral turpitude or the commission by Employee of any act or the suffering by Employee of any occurrence or state of facts which renders Employee incapable of performing his duties under this Agreement, or adversely affects or could reasonably be expected to adversely affect Employer’s business reputation;

(4)	any breach by Employee of any of the material terms of, or the failure to perform any material covenant contained in, this Agreement; or

(5)	the violation by Employee of material instructions or material policies established by Employer with respect to the operation of its business and affairs or Employee’s failure, in a material respect, to carry out the reasonable instructions of the President or the Board of Employer;

provided, however, that no termination of Employee’s employment shall be for Just Cause under Section 7(a)(iv) until there shall have been delivered to the Employee a copy of a written notice setting forth that the Employee was guilty of the particular conduct and specifying the particulars thereof in detail, and the Employee shall have been provided an opportunity to be heard by the entire Board.

(iii)	For purposes of Section 7(a)(v) above, the term “Good Reason” shall mean the occurrence of any of the events or conditions described in items (1) through (7) below within two (2) years after a Change in Control has occurred:

(1)	A substantial adverse change in the Employee’s status, position or responsibilities (including reporting responsibilities) which represents an adverse change from his status, position or responsibilities as in effect immediately prior thereto;

(2)	Any reduction in the Employee’s Base Salary;

(3)	The Employer’s requiring the Employee to be based at any place outside fifty (50) miles from Irving, Texas, except for reasonably required travel in connection with the Employer’s business which is not greater than such travel requirements prior to the Change in Control;

(4)	The insolvency of Employer or the filing (by any party, including the Employer) of a petition for the bankruptcy of the Employer;

(5)	Any material breach by the Employer of any provision of this Agreement;

(6)	Any purported termination of the Employee’s employment for Just Cause by the Employer which does not comply with the terms of Section 7(a)(iv) or Section 7(b)(ii); or

(7)	The failure of the Employer to obtain an agreement, satisfactory to the Employee, from any successor or assignee of the Employer to assume and agree to perform this Agreement, as contemplated in Sections 2, 3, 7 and 8 hereof.

(iv)	For purposes of Section 7(a)(v) above, the term “Change in Control” of the Employer shall mean if any of the following events have occurred:

(1)	An acquisition of any voting securities of the Employer (the “Voting Securities”) by a “Person” (as that term is used for the purposes of Section 13(d) of the Exchange Act) immediately after which such person has “Beneficial

Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of one hundred percent (100%) or more of the combined voting power of the Employer’s then outstanding Voting Securities; or

(2)	The following events have occurred during a one (1) year period:

(a)	The Chief Executive Officer changes for any reason; and

(b)	An acquisition of any voting securities of the Employer (the “Voting Securities”) by a “Person” (as that term is used for the purposes of Section 13(d) of the Exchange Act) immediately after which such person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of the combined voting power of the Employer’s then outstanding Voting Securities; and

(c)	The individuals who, as of January 1, 2002, and each January 1 thereafter are members of the Board (the “Incumbent Board”) cease to constitute at least fifty-one percent (51%) of the members of the Board.

    8.        Termination Payments.

(a)	In the event of the termination of Employee’s employment for any reason specified in Section 7 (other than the reasons set forth in Sections 7(a)(iii) or Section (a)(v)), Employee shall be entitled only to the compensation earned by him as of the effective date of termination, including any declared but unpaid, bonus or pro-rata portion thereof.

(b)	In the event of the termination of Employee’s employment as the result of Section 7(a)(iii), Employee shall be entitled to compensation for the remaining term of the Agreement until the disability insurance company begins making payments to the Employee.

(c)	In the event of the termination of the Employee’s employment for the reason specified in Section 7(a)(v), Employee shall be entitled to receive, immediately in one lump sum, two (2) times the sum of the following: (i) the current Base Salary, plus (ii) annualized bonus from the previous year, plus (iii) the value of the car allowance for the current year.

(d)	In addition, any medical, dental and group life insurance covering the Employee and his dependents shall continue until the earlier of (i) twelve (12) months after the Change in Control or (ii) the date the Employee becomes a participant in the group insurance benefit program of a new employer, with the understanding that the Employer shall pay for such benefits for the Employee, and the Employee shall pay for that portion of the premiums related to the coverage for Employee’s dependents.

(e)	If the Employee pays or becomes obligated to pay any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) on any payment or benefit he receives (whether pursuant to this Agreement or otherwise) in connection with the event giving rise to his right to receive payments and benefits under Section 8(c) of this Agreement, the Employer shall pay to the Employee an amount equal to the total excise tax paid or payable.

9.	Remedies. Each party recognizes and acknowledges that in the event of any default in, or breach of any of, the terms, conditions and provisions of this Agreement (either actual or threatened) by the other party, then the non-defaulting party’s remedies at law shall be inadequate. Accordingly, each party agrees that in such event, the non-defaulting party shall have the right of specific performance and/or injunctive relief in addition to any and all other remedies and rights at law or in equity, and such rights and remedies shall be cumulative.

10.	Acknowledgments. Employee acknowledges and recognizes that the enforcement of any of the non-competition provisions set forth in Section 5 above by Employer will not interfere with Employee’s ability to pursue a proper livelihood. Employee further represents that he is capable of pursuing a career in other industries to earn a proper livelihood. Employee recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the business and good will of Employer. Employee agrees that due to the nature of Employer’s business, the non-competition restrictions set forth in this Agreement are reasonable as to time and geographic area. Employer and Employee hereby agree that notwithstanding any other provision of this Agreement, Employee shall have all rights to products or information, or applications of such information, which do not relate to Employer’s business and were developed during the non-employment hours and without utilizing any resources of Employer.

11.	Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given in writing personally delivered, by facsimile or sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

If to Employer:	600 East Las Colinas Blvd. Suite 1100 Irving, Texas 75039 Attention: Morgan F. Johnston Telephone: (972) 401-0752 Facsimile: (972) 401-3110
If to Employee:	3424 Wickersham Lane Houston, TX 77027 Facsimile: (281) 493-3722

Notices delivered personally shall be deemed communicated as of actual receipt or receipt of facsimile; mailed notices shall be deemed communicated as of three (3) days after mailing.

12.	Survival. The following sections of this Agreement shall survive termination of this Agreement for any reason: Sections 5, 6, 7, 8, 9, 11, 13, 14, 15, 16 and 17.

13.	Arbitration. The parties agree to binding arbitration in any action, proceeding or counterclaim arising out of or relating to this Agreement. Such arbitration will be conducted in Dallas, Texas through the offices of and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered in any arbitration may be entered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow.

14.	Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements and understandings, oral or written between the parties hereto. No modification or amendment of any of the terms, conditions or provisions herein may be made otherwise than by written agreement signed by the parties hereto.

15.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND VENUE SHALL LIE IN DALLAS COUNTY, TEXAS.

16.	Parties Bound. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of Employer and Employee, and their respective heirs, personal representatives, successors and assigns. Employer shall have the right to assign this Agreement to any affiliate or to its successors or assigns provided that such affiliate, successor or assign agrees to be bound by the terms hereof. The terms “successors” and “assigns” shall include any person, corporation, partnership or other entity that buys all or substantially all of Employer’s assets or all of its stock, or with which Employer merges or consolidates. The rights, duties or benefits to Employee hereunder are personal to him, and no such right or benefit may be assigned by him.

17.	Estate. If Employee dies prior to the payment of all sums owed, or to be owed, to Employee pursuant to Section 4 above, then such sums, as they become due, shall be paid to Employee’s estate.

18.	Enforceability. If, for any reason, any provision contained in this Agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law. It is the intent of each of the parties that the covenants not-to-compete contained in Section 5 above be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written, it is the intent of each of the parties that the court should reform such covenant to such narrower scope as it determines enforceable.

19.	Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

20.	Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

21.	Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

22.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be produced.

EMPLOYER:

GRUY PETROLEUM MANAGEMENT CO.

By:   /s/Gary C. Evans
           Gary C. Evans
          Chief Executive Officer

EMPLOYER'S PARENT COMPANY:

MAGNUM HUNTER RESOURCES, INC.

By:   /s/ Gary C. Evans
          Gary C. Evans, Chairman
           President and CEO

EMPLOYEE:

/s/ M. Bradley Davis
M. Bradley Davis

Magnum Hunter Resources, Inc.
600 East Las Colinas Blvd. • Suite 1100 • Irving, TX 75039 • (972) 401-0752 • Fax (972) 401-3110
Mailing Address: P.O. Box 140908 • Irving, TX 75014-0908
     A NYSE Listed Company • “MHR”

December 1, 2004

M. Bradley Davis600
East Las Colinas Blvd.Irving,
Texas 75039

Dear Mr. Davis:

        Reference is made to the Employment Agreement dated September 16, 2002 (the “Employment Agreement”) by and among Magnum Hunter Resources, Inc. (“MHR”), Gruy Petroleum Management Co. (“Gruy”) and yourself in connection with your employment by MHR and Gruy.

        When executed by you below, this letter will evidence an agreement between MHR, Gruy and yourself to amend the Employment Agreement as follows:

            1.        Section 2 of the Employment Agreement is hereby amended to change your title to Sr. Vice President – Chief Financial Officer (Interim).

            2.        Section 3 of the Employment Agreement is hereby amended to extend the term of the Employment Agreement from September 16, 2005 to December 31, 2005.

        If this letter correctly sets forth the agreement between MHR, Gruy and yourself, please so indicate by signing below in the space provided.

Sincerely yours, MAGNUM HUNTER RESOURCES, INC. By:/s/ Morgan F. Johnston, Sr. Vice President GRUY PETROLEUM MANAGEMENT CO. By:/s/ Morgan F. Johnston, Sr. Vice President

ACCEPTED AND AGREED: M. BRADLEY DAVIS By: /s/ M. Bradley Davis